EXHIBIT 15.8

INFORMATION CONCERNING CONSENT OF AHN KWON

Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

Recently, Ahn Kwon & Co. (“Ahn Kwon”), which audited the financial statements of Korea South-East Power Co., Ltd. (“KOSEP”), a wholly-owned power generation subsidiary of Korea Electric Power Corporation (the “Registrant”), as of December 31, 2004 and for the year then ended, faced management and financial difficulties. In June 2006, the Registrant has been informed that in June 2005 Ahn Kwon & Co. (“Ahn Kwon”) withdrew its registration from the Public Company Accounting Oversight Board and in June 2006 Ahn Kwon became ineligible as an “accounting firm” in Korea as such term is defined under relevant Korean law and regulations. The Registrant has also been informed that Ahn Kwon is currently in the process of voluntary liquidation and there is currently no accountant employed by Ahn Kwon.

Accordingly, Ahn Kwon is unable to consent to the incorporation by reference of Ahn Kwon’s audit report with respect to KOSEP’s financial statements as of December 31, 2004 and for the year then ended. As a result, with respect to transactions in the Registrant’s securities pursuant to the Registration Statements that occur subsequent to the date this Annual Report on Form 20-F is filed with the Securities and Exchange Commission, Ahn Kwon will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by it or any omissions of a material fact required to be stated therein. Accordingly, you will not be able to assert a claim against Ahn Kwon under Section 11(a) of the Securities Act.